Exhibit 10.2

AMENDMENT ONE TO

THE CHUBB CORPORATION LONG TERM INCENTIVE PLAN (2004)

RESTRICTED STOCK AGREEMENT

The Chubb Corporation Long Term Incentive Plan (2004) Restricted Stock Agreement (the “Agreement”) is hereby amended, effective as of September 8, 2005, as follows:

Section 6. of the Agreement is hereby amended and restated in its entirety to read as follows:

6.                                      Settlement of Restricted Stock Units.  Subject to the provisions of Section 4 and this Section 6, the Corporation shall deliver to the Participant (or, if applicable, the Participant’s Designated Beneficiary or legal representative) that number of shares of Stock as is equal to the number of Restricted Stock Units covered by the Award that have become vested and nonforfeitable as soon as administratively practicable after the earlier of (i) the Vesting Date or (ii) a qualifying Termination of Employment, but in no event later than 2 ½ months after the end of the calendar year in which the event described in clause (i) or (ii) occurred; provided, however, that if the Participant is (or is reasonably expected to be) a “covered employee” within the meaning of Section 162(m) of the Code for the calendar year in which delivery of such Stock would ordinarily be made, the Corporation shall delay delivery of all of such shares of Stock to such Participant until the Participant’s termination of employment with the Corporation and all members of the controlled group of entities of which the Corporation is a member.  Such Stock shall be delivered to such Participant or (if the Participant has elected payment in a form other than a lump sum) commence to be delivered to such Participant as soon as administratively practicable after the date which is six months after the date of such termination of employment.  Subject to the immediately preceding two sentences, the Participant may, by election filed with the Corporation under its Key Employee Deferred Compensation Plan (2005) (or any successor plan or program), and on a form acceptable to the Committee, not later than December 31 of the calendar year before the calendar year of the Grant Date and subject to such terms and conditions as the Committee may specify, elect to have shares of Stock deliverable in respect of vested and nonforfeitable Restricted Stock Units deferred until such later date(s) as shall be specified in such election.  Any deferral election made for such Restricted Stock Units after such December 31 shall be deemed void and without force and effect.

All other provisions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, The Chubb Corporation has caused this Amendment to the Agreement to be duly executed this 8 day of September, 2005.

THE CHUBB CORPORATION

By:	/s/ W. Andrew Macan
	Title:	Vice President,
Corporate Counsel and
Secretary